EXHIBIT INDEX

(h)(2) Agreement and Plan of Reorganization, dated Jan. 8, 2004, between IDS Life Series, Fund, on behalf of its series, IDS Life Series - Money Market Portfolio, and AXP Variable Portfolio - Money Market Series, Inc., on behalf of its series, AXP Variable Portfolio - Cash Management Fund, and American Express Financial Corporation.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Consent of Independent Registered Public Accounting Firm.

(q)(1) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated July 7, 2004.